UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 25, 2015

RMG NETWORKS HOLDING CORPORATION

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-35534	27-4452594
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

15301 Dallas Parkway Suite 500 Addison, TX	75001
(Address of Principal Executive Offices)	(Zip Code)

(800) 827-9666

 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[_]

Written communications pursuant to Rule 425 under the Securities Act

[_]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[_]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 25, 2015, RMG Networks Holding Corporation (the “Company”) received a letter from The Nasdaq Stock Market indicating that the Company’s common stock had not maintained for 30 consecutive business days a minimum closing bid price of $1.00 per share (“Minimum Bid Price Requirement”) as required by the Nasdaq Listing Rules. The Company has at least 180 calendar days to remedy the noncompliance. This notice of noncompliance has no near-term impact on the continued listing or trading of the Company’s common stock on the Nasdaq Global Market.

Under Nasdaq Listing Rule 5810(c)(3)(A), if during the 180 calendar days following the date of the notification (the “Compliance Period”) ending on February 22, 2016, the closing bid price of the Company’s common stock is at or above $1.00 for a minimum of ten consecutive business days, the Company will regain compliance with the Minimum Bid Price Requirement and the common stock will continue to be eligible for listing on the Nasdaq Global Market.

If the Company does not achieve compliance with the Minimum Bid Price Requirement by the end of the Compliance Period, under Nasdaq Listing Rule 5810(c)(3)(A), the Company may transfer its listing to the Nasdaq Capital Market, if the Company is otherwise in compliance with the market value requirement for continued listing, as well as all other standards for initial listing of its common stock on the Nasdaq Capital Market (other than the Minimum Bid Price Requirement), in which case Nasdaq may grant the Company an additional 180-day Compliance Period if the Company provides written notice of its intention to cure the deficiency during a second compliance period.

The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 28, 2015

RMG NETWORKS HOLDING CORPORATION

By:  /s/ Loren Buck

Name: Loren Buck

Title: Chief Operating Officer